Exhibit 3.1

CYPRESS SHARPRIDGE INVESTMENTS, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), is hereby amended to provide that, at the Effective Time (as defined below), the name of the Company shall be changed from “Cypress Sharpridge Investments, Inc.” to “CYS Investments, Inc.”

SECOND: The amendment to the Charter of the Company as set forth above has been duly approved by a majority of the Board of Directors of the Company as required by the Maryland General Corporation Law and the Company’s Charter.

THIRD: These Articles of Amendment shall be effective at 12:01 a.m., Eastern Time, on September 1, 2011 (the “Effective Time”).

FOURTH: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 31st day of August, 2011.

ATTEST:		CYPRESS SHARPRIDGE INVESTMENTS, INC.

By:	/s/ Thomas A. Rosenbloom	By:	/s/ Kevin E. Grant
Name:	Thomas A. Rosenbloom	Name:	Kevin E. Grant
Title:	Secretary	Title:	Chief Executive Officer and President